Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated April 19, 2017, relating to the balance sheets of Knightscope, Inc. as of December 31, 2016 and 2015, and the related statements of operations, changes in stockholders’ equity, and cash flows for years then ended, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Artesian CPA, LLC

Denver, CO

August 8, 2017